EXHIBIT 10.3

AGREEMENT AND RELEASE

This Agreement and Release (this “AGREEMENT”) is between Robert G. Phillips (“EMPLOYEE”) and EPCO, Inc. (“COMPANY”).

WITNESSETH

Whereas, EMPLOYEE is employed by COMPANY.

Whereas, EMPLOYEE is resigning from COMPANY effective June 30, 2007.

Whereas, EMPLOYEE and COMPANY desire to resolve any and all disputes about EMPLOYEE’s employment with COMPANY.

Whereas, EMPLOYEE, during his employment had access to trade secrets and/or proprietary and confidential information belonging to COMPANY.

Whereas, EMPLOYEE and COMPANY desire to clarify EMPLOYEE’s obligations with respect to any trade secrets and/or proprietary and confidential information acquired during EMPLOYEE’s employment.

Whereas, EMPLOYEE and COMPANY desire to avoid the expense, delay and uncertainty attendant to any claims that may arise from EMPLOYEE’s employment with, and resignation from, COMPANY, as well as any claims that may arise from the disclosure of any trade secrets and/or proprietary and confidential information that EMPLOYEE acquired during his employment with COMPANY.

Whereas, EMPLOYEE desires to release any claims or causes of action EMPLOYEE may have arising from EMPLOYEE’s employment with, or his resignation from the COMPANY.

Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EMPLOYEE and COMPANY hereby agree:

Section 1.           Severance and Other Payments. COMPANY, in exchange for the promises of EMPLOYEE contained below, agrees as follows:

A.         COMPANY agrees to pay EMPLOYEE the lump sum amount of twelve million dollars and no cents ($12,000,000.00), less applicable legal standard deductions, within seven (7) days after the expiration of the EMPLOYEE’s revocation option in Section 5(C) below; and

B.         COMPANY agrees to pay EMPLOYEE an amount of twenty-nine thousand two hundred dollars and no cents ($29,200.00) as liquidated unused vacation days, less applicable legal standard deductions, when such payroll payments are made generally for the pay period; and

C.         EMPLOYEE may be eligible for up to eighteen (18) months of COBRA coverage following EMPLOYEE’s termination of employment. If at the time of EMPLOYEE’s termination of employment, EMPLOYEE is enrolled in COMPANY’s medical and dental plan coverages as an active employee and EMPLOYEE exercises health coverage continuation rights under COBRA following termination of employment, EMPLOYEE’s COBRA premium will equal zero ($0.00) and will be paid for in full by COMPANY until the earliest of: (i) the expiration the first eighteen (18) full calendar months immediately following EMPLOYEE’s termination of employment; (ii) the date EMPLOYEE obtains subsequent employment and becomes eligible for medical and/or dental benefits coverages to employees of the new employer; or (iii) the expiration of your COBRA rights. After the expiration of the foregoing applicable period, EMPLOYEE will be responsible for the full cost of any health and dental coverage.

EMPLOYEE acknowledges and agrees that payment of the foregoing amounts are, and shall be deemed to be, in full and complete satisfaction of any and all obligations, if any, of COMPANY and/or its affiliates to EMPLOYEE in respect of his employment with COMPANY and/or any of its affiliates or otherwise.

Section 2.           Prior Rights and Obligations. Except as otherwise provided for in this AGREEMENT, this AGREEMENT extinguishes all rights, if any, which EMPLOYEE may have, contractual or otherwise, relating to his employment with, or resignation from, COMPANY.

Section 3.           Resignation. EMPLOYEE hereby resigns (i) from employment with COMPANY and/or any of the affiliates of COMPANY and (ii) as an officer and/or director and/or any other similar position of COMPANY and/or any of the affiliates of COMPANY. EMPLOYEE agrees that the effective date of such resignation is June 30, 2007.

Section 4.           Release.

A.         Release and Waiver: EMPLOYEE hereby agrees to release COMPANY and its predecessors, subsidiaries, related entities, officers, directors, shareholders, parent companies, agents, attorneys, employees, successors, or assigns, (hereinafter referred to as “COMPANY”) from all claims or demands EMPLOYEE has, may have, or may have had based on or in any way related to EMPLOYEE’s employment with COMPANY, the resignation or termination of that employment, or based on any previous act or omission by or on behalf of COMPANY. EMPLOYEE further agrees to waive any right EMPLOYEE may have with respect to the claims or demands from which COMPANY is herewith released. This release and waiver includes any rights or claims EMPLOYEE may have under, but not limited to, the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Acts of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex (including claims of sexual harassment); 42 U.S.C. §1981, which prohibits race discrimination; claims under the Family and Medical Leave Act; the federal and Texas Equal Pay Acts, which prohibit paying men and women unequal pay for equal work; the Rehabilitation Act of 1973 and the Americans with Disabilities Act, which prohibit discrimination on the basis of handicap or disability; the Employee Retirement Income Security Act; claims for discrimination under the Texas Commission on Human Rights Act as codified in the Texas Labor Code; claims for discrimination or retaliation under the Texas Workers’ Compensation Act; or any other federal, state or local laws or regulations prohibiting employment discrimination, retaliation or harassment. This release and waiver also includes any claims for wrongful discharge, whether based on claimed violations of statutes, regulations or public policy, or based on claims in contract or tort. This release and waiver also includes any claims that EMPLOYEE suffered any harm by or through the actions or omissions of COMPANY, including, but not limited to, negligence claims and any other tort or contract claims.

B.         Scope of Release/Non-release of Future Claims based on subsequent acts or omissions: The release and waiver, to which EMPLOYEE voluntarily agrees, covers all claims or demands based on any facts or events, whether known or unknown by EMPLOYEE, that occurred on or before June 30, 2007. EMPLOYEE fully understands that if any of the facts or circumstances on which EMPLOYEE premises EMPLOYEE’s execution of this release and waiver be found, suspected or claimed hereafter to be other than or different from the facts and circumstances now believed by EMPLOYEE to be true, EMPLOYEE nonetheless expressly accepts and assumes the risk of such possible differences in fact or circumstances and agrees that this release and waiver shall be and remain effective notwithstanding any such difference in any such fact or circumstances. COMPANY acknowledges that EMPLOYEE has not released any rights or claims that EMPLOYEE may have under the Age Discrimination in Employment Act that arise after the date this release and waiver is executed.

C.         No Future Lawsuits, Complaints, or Claims: EMPLOYEE hereby waives EMPLOYEE’s right to file any charge or complaint against COMPANY arising out of EMPLOYEE’s employment with or separation from employment before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent EMPLOYEE from filing a timely charge with the EEOC (or with any other agency with similar provisions or regulations concerning the regulation of releases between private parties) concerning claims of discrimination, including a challenge to the validity of the waiver contained in this Agreement; although EMPLOYEE hereby waives EMPLOYEE’s right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other federal, state, or local agency on his behalf. EMPLOYEE acknowledges that EMPLOYEE has no pending workers’ compensation claims and that this Agreement is not related in any way to any claim for workers’ compensation benefits. EMPLOYEE further acknowledges that EMPLOYEE has no basis for such a claim.

D.         COMPANY acknowledges and agrees that EMPLOYEE shall remain covered by COMPANY’s or any affiliates’, as applicable, Directors and Officers Errors and Omissions Liability Insurance on the same basis as applicable to other officers of the Company (or any successor) in regard to claims pertaining to the time when EMPLOYEE was employed by COMPANY or was a director or officer of COMPANY. EMPLOYEE shall continue to be indemnified by COMPANY, or any affiliates thereof as applicable, in regard to any claims pertaining to the time when EMPLOYEE was employed by or a director or officer of

COMPANY, on the same basis as in effect immediately prior to EMPLOYEE’s resignation from COMPANY.

Section 5.           ADEA Rights. EMPLOYEE further acknowledges that:

A.         He has been advised in writing by virtue of this AGREEMENT that he has the right to seek legal counsel before signing this AGREEMENT;

B.         He has been given twenty-one (21) days after the effective date hereof within which to consider the waivers included in this AGREEMENT. If EMPLOYEE chooses to sign the AGREEMENT at any time prior to that date, it is agreed that EMPLOYEE signs willingly and voluntarily and expressly waives his right to wait the entire twenty-one (21) day period as provided in the law. EMPLOYEE agrees that any changes to this Agreement do not restart the running of the twenty-one (21) day period;

C.         EMPLOYEE has seven (7) days after signing this AGREEMENT to revoke it. This AGREEMENT will not become effective or enforceable until the revocation period has expired. Any notice of revocation of the AGREEMENT is effective only if given to Thomas M. Zulim, Senior Vice President, Human Resources (at the delivery address of the COMPANY set forth in Section 15 below), in writing by the close of business at 5:00 p.m. on the seventh (7th) day after the signing of this AGREEMENT; and

D.         EMPLOYEE agrees that he is receiving, pursuant to this AGREEMENT, consideration that is in addition to any that he may be entitled to pursuant to his at will employment with COMPANY and/or its affiliates.

Section 6.          Proprietary and Confidential Information. EMPLOYEE agrees and acknowledges that, because of his employment with COMPANY, he has acquired information regarding COMPANY’s trade secrets and/or proprietary and confidential information (collectively “Confidential Information”) related to COMPANY’s past, present or anticipated business. EMPLOYEE will take all reasonable steps and precautions to insure that the COMPANY’s Confidential Information is kept secret and confidential for the sole use and benefit of COMPANY. EMPLOYEE will follow COMPANY’s instructions regarding handling of its Confidential Information. Therefore, except as may be required by law, EMPLOYEE acknowledges that EMPLOYEE will not, at any time, disclose to others, permit to be disclosed, used, permit to be used, copy or permit to be copied, any Confidential Information acquired during his employment with COMPANY unless such information has ceased to be confidential other than through an action of the EMPLOYEE in violation of this paragraph. EMPLOYEE agrees that in the event of an actual or threatened breach by EMPLOYEE of the provisions of this paragraph, COMPANY shall be entitled to inform all potential or new employers of this AGREEMENT.

Section 7.           Non-solicitation of COMPANY’s employees and customers. EMPLOYEE agrees not to solicit or help solicit, directly or indirectly, any employees or customers of the COMPANY or any affiliated entity to cease employment or to cease or curtail doing business with the COMPANY or any of its affiliates. Nothing herein is intended to preclude EMPLOYEE’s employment in the midstream energy business.

Section 8.           Amendments. This AGREEMENT may only be amended in writing signed by EMPLOYEE and an authorized officer of the COMPANY.

Section 9.           Confidentiality. EMPLOYEE agrees that he or any persons acting on his behalf will not, directly or indirectly, speak about, disclose or in any way, shape or form, communicate to anyone, except as permitted in this Section, the terms of this AGREEMENT or the consideration received from the COMPANY. EMPLOYEE agrees that the above described information may be disclosed only as follows:

A.         to the extent as may be required by law to support the filing of EMPLOYEE’s income tax returns;

B.         to the extent as may be compelled by legal process;

C.         to the extent necessary to EMPLOYEE’s legal or financial advisors, but only after such person to whom the disclosure is to be made agrees to maintain the confidentiality of such information and to refrain from making further disclosures or use of such information; or

D.         to the extent necessary to enforce or comply with this AGREEMENT.

Section 10.          Non-disparagement. EMPLOYEE agrees that he will not disparage, criticize, condemn or impugn the business or personal reputation or character of the COMPANY or any affiliate of COMPANY or any present or former COMPANY employees, officers or board members or any employees, officers or board members of any affiliate of COMPANY, or any of the actions which are, have been or may be taken by the COMPANY with respect to or based upon matters, events, facts or circumstances arising or occurring prior to the date of execution of this AGREEMENT. In response to inquiries by potential employers, EMPLOYEE may respond that he resigned. Further inquiries by a potential employer to COMPANY or its affiliates shall be met with advice of the dates of EMPLOYEE’s employment, his job title and functions in factually accurate terms. COMPANY shall have no obligation to respond to any inquiries from prospective employers unless they are made in writing and addressed specifically to COMPANY and in response to such inquiries shall not be obligated to provide any information other than to confirm dates of employment and job title. COMPANY shall not make any unfavorable or unflattering statements in public about EMPLOYEE. COMPANY agrees that it will not disparage, criticize, condemn or impugn the business or personal reputation or character of EMPLOYEE.

Section 11.          Cooperation. EMPLOYEE shall cooperate with COMPANY to the extent reasonably required by COMPANY in all matters relating to the winding up of his pending work on behalf of COMPANY and the orderly transfer of any such pending work. COMPANY hereby agrees to indemnify EMPLOYEE in connection with all such lawful actions which EMPLOYEE shall take after the effective date hereof in performing such cooperation requested by COMPANY. EMPLOYEE agrees to immediately notify COMPANY, if he is served with legal process to compel him to disclose any information related to his employment with COMPANY, unless prohibited to do so by law.

Section 12.          Documents. EMPLOYEE agrees to deliver at the termination of employment all correspondence, memoranda, notes, records, data, or information, analysis, or other documents and all copies thereof, including information in electronic form, which are related in any manner to the past, present or anticipated business of COMPANY or any of its affiliates.

Section 13.          Forfeiture of Unvested Grants of Restricted Units, Options and Profits Interests. EMPLOYEE acknowledges and agrees that, pursuant to, and consistent with, the terms of any grant or grants to EMPLOYEE by COMPANY or any of its affiliates of restricted Common Units of Enterprise Products Partners L.P. (“EPD”) and/or options to acquire Common Units of EPD and/or any agreement pursuant to which EMPLOYEE has any profits interests in any partnership (general or limited) which owns Common Units of EPD and/or Enterprise GP Holdings L.P., to the extent that such restricted Common Units, options or profits interests have not vested as of the effective date of resignation provided in Section 3 of this AGREEMENT, are automatically forfeited as of such effective date of resignation and EMPLOYEE has, and shall have, no rights or interests therein.

Section 14.          Enforcement of Agreement and Release. Should any provisions of this AGREEMENT be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this AGREEMENT. Portions held to be invalid or unenforceable shall be revised and reduced in scope as to be valid and enforceable, or if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

Section 15.          Notices. Any notice, request, demand, waiver or consent required or permitted hereunder shall be in writing and shall be given (i) by prepaid registered or certified mail, with return receipt requested, addressed as follows or (ii) personally delivered at the following address:

For COMPANY:

EPCO, Inc.

If by mail:

Post Office Box 4735

Houston, Texas 77210-4735

If by delivery:

1100 Louisiana Street, Suite 1000

Houston, Texas 77002-5227

Attn: Thomas M. Zulim

Senior Vice President, Human Resources

For EMPLOYEE:

Robert G. Phillips

3 Country Court

Houston, Texas 77024

The date of any such notice and of such service thereof shall be deemed to be the date of mailing. Each party may change its address for the purpose of notice by giving notice to the other in writing.

Section 15.          Choice of Law. It is agreed that the laws of Texas shall govern this AGREEMENT.

Section 16.         Remedies. The Parties agree that, because damages at law for any breach or nonperformance of this AGREEMENT by EMPLOYEE, while recoverable, will be irreparable and inadequate, this AGREEMENT may be enforced in equity by specific performance, injunction, or otherwise. Should any provisions of this AGREEMENT be held to be invalid, such holdings shall not invalidate or void the remainder of this AGREEMENT. EMPLOYEE shall be entitled to enforce his rights and COMPANY’s obligations under this Agreement by any and all applicable actions at law or equity. In addition to other remedies available to it, COMPANY shall be entitled to petition an appropriate court for temporary restraining orders and temporary and permanent injunctions without the necessity of proving actual damages to prevent a breach or contemplate a breach by EMPLOYEE of any provision of this Agreement since COMPANY will have no adequate remedy at law. The amount for the bond to be posted if an injunction is sought by COMPANY shall be $1,000.00 (One Thousand and no/100 Dollars). COMPANY shall also be entitled to recover its costs and attorneys’ fees incurred in enforcing this Agreement.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AND RELEASE EFFECTIVE AS OF MAY 31, 2007.

By: /s/ Robert G. Phillips	May 31, 2007
Robert G. Phillips	Date

EPCO, INC.

By: /s/ Thomas M. Zulim	May 31, 2007
Thomas M. Zulim	Date

Senior Vice President